EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2004 relating to the financial statements and the financial statement schedule for the year ended December 31, 2003, appearing in the Annual Report on Form 10-K of Natrol, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Los Angeles, CA
January 8, 2007